Exhibit 10.5

FORM OF Amendment

To

Employment Agreement For [________]

This First Amendment to the Employment Agreement by and between [_____] (“Executive”) and NXU, Inc. (the “Company”) is effective as of October 23, 2024 (the “Amendment Date”). Executive and the Company are parties to an Employment Agreement effective as of May 12, 2023. By this instrument, the Company and the Executive desire to amend the Employment Agreement as set forth below.

1.       The last sentence of Section 1(b) (Retention and Duties) is hereby amended and restated in its entirety to read as follows:

This position will be based remotely and in Mesa, AZ, and Executive may be required to travel in fulfillment of Executive’s duties and responsibilities hereunder.

2.       Section 1(c)(iii) (Retention and Duties) is hereby amended and restated in its entirety to read as follows:

(iii)       hold no other employment, unless such employment does not interfere or conflict with the Executive’s duties hereunder; provided that the foregoing shall not prevent Executive from continuing to participate in such charitable, civic, educational, professional, community or industry affairs as long as such activities do not, either individually or in the aggregate, interfere or conflict with Executive’s duties hereunder.

3.       A new Section 3(e) shall be inserted as follows:

(e)        Financing Bonus. The Company intends to enter into an Agreement and Plan of Merger, by and among the Company, Verde Bioresins, Inc., NXU Merger Sub, Inc. and NXU Merger Sub, LLC (the “Merger Agreement”). Subject to and following the closing of the transactions contemplated by the Merger Agreement (the “Transaction”) and before December 31, 2025, the Company intends to attempt to obtain financing through the sale, in one or more transactions, of Company equity securities to one or more third parties that are unaffiliated with both the Company and Verde Bioresins, Inc. (each such transaction, a “Post-Closing Financing”). Provided Executive was employed by the Company on the date of the closing of the Transaction, within thirty (30) days of the date on which the Company raises at least $5 million as a result of one or more Post-Closing Financings, the Company shall pay to Executive a lump sum payment in an amount equal to (a) a fraction (i) the numerator of which is the amount raised by the Company in such Post-Closing Financings (provided that such amount shall be deemed not to exceed $10 million) and (ii) the denominator of which is $10 million, times (b) six months of Executive’s base salary as of the date of the closing of the Transaction (the “Financing Bonus”). In the event that the Company subsequently closes any additional Post-Closing Financings prior to December 31, 2025, the Financing Bonus shall be increased by an amount equal to the excess of (A) an amount equal to (1) a fraction (x) the numerator of which is the cumulative amount raised by the Company in all Post-Closing Financings (provided that such amount shall be deemed not to exceed $10 million) and (y) the denominator of which is $10 million times (2) six months of Executive’s base salary as of the date of the closing of the Transaction over (B) the aggregate Financing Bonus that has been previously paid to Executive. For the avoidance of doubt, (i) Executive is not required to remain employed following the closing of the Transaction to receive payment of the Financing Bonus; (ii) eligibility for the Financing Bonus is subject to Executive having timely executed and not revoked the general release substantially in the form attached hereto as Exhibit A in connection with any termination of employment; (iii) the Financing Bonus shall be made, if at all, during the 2025 calendar year; (iv) if the Company is unable to raise at least $5 million through one or more Post-Closing Financings in 2025, the Financing Bonus shall not be paid and Executive shall have no further rights with respect thereto and (v) in no event will the aggregate Financing Bonus payable to the Executive exceed an amount equal to six months of Executive’s base salary as of the date of the closing of the Transaction.

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4.       Section 5(c) (Termination of Employment – Benefits upon Termination) is hereby amended and restated in its entirety to read as follows:

(c)        Benefits upon Termination. If Executive’s employment with the Company is terminated during the Period of Employment for any reason by the Company or by Executive, the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(i)       The Company shall pay Executive (or, in the event of Executive’s death, Executive’s estate) any Accrued Obligations (as defined below) within the thirty (30) day period following the date Executive’s employment terminates (the “Separation Date”), or such earlier date as may be required by applicable law, and Executive shall receive any vested accrued benefits for which Executive remains eligible under the Company’s employee welfare benefit and retirement plans, payable according to the terms of such plans.

(ii)       Only following a termination of the Merger Agreement in accordance with its terms which results in the abandonment of the transactions contemplated thereby, if, during the Period of Employment, Executive’s employment with the Company ends as a result of an involuntary termination by the Company without Cause, or Executive’s resignation for Good Reason, then, in addition to the amounts payable under Section 5(c)(i), subject to Executive’s timely execution and non-revocation of the general release described in Section 5(d) (the “General Release”) and the other conditions and limitations herein, Executive shall be eligible to receive (A) a lump sum equal to six (6) months of Base Salary, subject to all applicable taxes and withholdings, payable as of the first payroll date following the expiration of the applicable revocation period for the General Release; (B) Equity Compensation continuation by which all Equity Compensation due Executive, as outlined in Exhibit C, shall continue to vest according to the original vesting schedule during the Severance Period, subject to Executive’s compliance with the terms of this Agreement and the applicable award agreements; and (C) in the event that Executive and Executive’s dependents are eligible for and timely elect medical and dental continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a monthly cash payment equal to the monthly premium costs for medical and dental COBRA continuation coverage at the rate of the Company’s normal contribution for active employees at the Executive’s coverage level as in effect immediately prior to the Executive’s termination for the period starting on Executive’s Separation Date and ending on the earliest of (1) the last day of the twelve (12) month period following the Separation Date (the “Severance Period”), (2) Executive (or Executive’s dependents) becoming eligible for medical or dental (as applicable) benefits from a subsequent employer or (3) Executive (or Executive’s dependents) otherwise becoming ineligible for COBRA continuation coverage; provided that such COBRA payments do not result in a violation of applicable law by, or in the imposition of penalties, fines, or excise taxes to, the Company ((A) through (C) herein, the “Severance Payments”); provided, that no installment or portion of the Severance Payments shall be payable or paid until the expiration of the applicable revocation period for the General Release. For the avoidance of doubt, Executive shall have no rights to any Severance Payments while the Merger Agreement is in effect or from and after the consummation of the Transaction.

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(iii)       Notwithstanding anything herein to the contrary, if any Severance Payment is “nonqualified deferred compensation” within the meaning of Section 409A of the Code (as defined below) and the period to consider the General Release and, if applicable, revoke the General Release plus the first regular payroll date thereafter spans two calendar years, then no portion of the Severance Payments shall be paid until the Company’s first payroll payment date in the year following the year in which the Separation Date occurs, and any amount that is not paid prior to such date due to such restriction shall be paid in a lump sum along with the installment scheduled to be paid on that date.

5.        Section 5(d)(i) (Termination of Employment – Release; Exclusive Remedy; Cooperation Upon Termination) is hereby amended to delete “and (iii)” in the second sentence and last sentence of the section.

6.       A new sentence shall be added to the end of Section 5(f)(v) (Termination of Employment – Certain Defined Terms; “Good Reason”) as follows:

Notwithstanding the foregoing, none of (x) the execution of the First Amendment to the Employment Agreement, (y) any change to any of Executive’s Base Salary, Executive’s duties, authority or responsibilities or Executive’s principal place of employment while the Merger Agreement is in effect, or (z) any of the transactions contemplated by the Merger Agreement, including the closing of the Transaction itself or Executive’s resignation from her position as an officer of the Company or a member of the Board, shall be an event that constitutes Good Reason for purposes of this Agreement.

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7.       Exhibit A (Form of Agreement and General Release) to the Employment Agreement is hereby amended as set forth below:

a.	Section 2 is hereby amended to replace the words “Employer, its respective” with “Employer, Verde Bioresins Inc., it or their respective”

b.	Section 4 is hereby amended to begin the first two sentences with “To the extent permitted by applicable law and Sections 7(e) and (f) and 13,”

c.	Section 5 is hereby amended and restated in its entirety to say “Reserved.”

d.	Section 9 is hereby amended and restated in its entirety to read as follows:

Executive acknowledges that if Executive breaches any of Executive’s obligations under Section 6 of the Employment Agreement during the relevant restricted period, then, and not in any way in limitation of any right or remedy otherwise available to the Company, Executive will forfeit, and the Company will cease payment of, any portion of the Financing Bonus set forth in Section 3(e) that has not yet been paid, equal to up to ninety percent (90%) of the economic value of the Financing Bonus, as determined by the Board (or its delegate) in its sole discretion. If the Financing Bonus has already been paid, Executive acknowledges that the Board may request Executive pay back to the Company an amount in cash as determined by the Board in its sole discretion, up to ninety percent (90%) of the economic value of the Financing Bonus.

e.	The last sentence of Section 10 is hereby amended by deleting the words “or Caryn Nightengale at caryn.nightengale@gmail.com.”

f.	Section 14 is hereby amended to replace the words “whether or not the Executive is entitled to severance” with “subject to Sections 7(e) and (f) and 13 and whether or not the Executive is entitled to the Financing Bonus or severance”

8.       Exhibit C (Equity Compensation Addendum) to the Employment Agreement is hereby amended and restated as Appendix 1 hereto.

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EXECUTIVE:

[_______]

Date:

COMPANY:
NXU, Inc.

Name Printed:

Title:

Date:

[Signature Page to Amendment to [_____] Employment Agreement]

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Appendix 1

Exhibit C

EQUITY COMPENSATION ADDENDUM

For the avoidance of doubt, all Restricted Stock Units described in this Exhibit C shall be subject to adjustment upon a Change in Capitalization as defined in the Amended 2023 Omnibus Plan (as defined below) and shall, except as described below, remain subject to the terms and conditions thereof.

-	On May 12, 2023, Executive was granted Base equity compensation (“Base Equity”) of $75,000 in Restricted Stock Units (“RSUs”) each quarter. Of this original Base Equity grant, Executive has received RSUs with an aggregate vesting date value of $150,000, representing the Base Equity that vested on June 30, 2023 and September 30, 2023. The Board and the Executive previously agreed to extend the vesting dates for all of the Executive’s RSUs, including the Base Equity RSUs that would otherwise have vested on and between October 31, 2023 and December 31, 2024 until January 31, 2025 (the “Delayed Vesting”). The Delayed Vesting was the result of (1) the prohibitively high transaction fees associated with sell-to-cover (“STC”) tax treatment required when the RSUs vest, which continues to jeopardize the Company’s ability to continue as a going concern and (2) the Company failing to have sufficient shares available for issuance pursuant to the NXU, Inc. 2023 Incentive Omnibus Plan (the “2023 Omnibus Plan”). Effective as of August 14, 2024, the Company’s shareholders approved an amendment and restatement of the 2023 Omnibus Plan (the “Amended 2023 Omnibus Plan”) to, among other things, authorize additional shares for current and future equity awards. The Company and Executive hereby affirm that Executive is entitled to $75,000 in RSUs for each complete calendar quarter between October 1, 2023 and September 30, 2024, totaling $300,000. The Company and Executive hereby desire to set the number of the RSUs due under the Base Equity award through the September 30, 2024 original vesting date. The number of RSUs shall be calculated by dividing $300,000 by the closing share price August 14, 2024 ($0.3399) (the “Calculation Date”), resulting in an award of 882,612 RSUs. The Executive shall not be entitled to any RSUs for the vesting periods after September 30, 2024. The Company has determined that the execution of the Merger Agreement will enable it to deliver a portion of the RSUs subject to Delayed Vesting without jeopardizing its ability to continue as a going concern. Following the execution of the Merger Agreement, the Company will deliver the RSUs to the Participant in installments in such amounts as the Company determines may be delivered to the Executive without jeopardizing the Company’s ability to continue as a going concern. Such RSUs shall be delivered until the earlier of (A) the date all the RSUs subject to Delayed Vesting have been delivered to the Participant or (B) the date that is no later than 5 business days prior to the closing of the Transaction (such earlier date, the “Cut-Off Date”). Any RSUs that have not been delivered to the Participant as of the Cut-Off Date shall be forfeited for no consideration.

-	Executive has been eligible to receive a short term equity incentive plan bonuses (“STIP Bonus”) of up to $60,000 in RSUs each quarter if certain pre-established short term goals were met. The Executive has received STIP Bonuses equal to $135,000. To date, $12,000 of the STIP Bonus has been delivered. As with the RSUs described above, the Company and the Executive agreed to delay the delivery of the remaining STIP Bonus payments due to it jeopardizing the Company’s ability to continue as a going concern. The Company and Executive hereby agree that Executive is entitled to 361,871 RSUs under the previously earned STIP Bonuses ($123,000/share price on the Calculation Date). As with the RSUs described above, following the execution of the Merger Agreement, the Company will deliver the RSUs to the Participant in installments in such amounts as the Company determines may be delivered to the Executive without jeopardizing the Company’s ability to continue as a going concern. Such RSUs shall be delivered until the Cut-Off Date. Any RSUs that have not been delivered to the Participant as of the Cut-Off Date shall be forfeited for no consideration. Executive is not entitled to any additional STIP Bonus for any calendar quartering beginning after June 30, 2024.

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-	Long term equity incentive plan payment: None.

-	Effective as of the Amendment Date, Executive holds stock options under the Stock Option Plan of Atlis Motor Vehicles, Inc. (the “Atlis Plan”). All of the stock options have a per share exercise price in excess of the current fair market value of the Company’s stock as of the Amendment Date. Executive hereby agrees to forfeit all outstanding stock options, whether vested or unvested, for no consideration immediately prior to a Change in Control, provided the per share exercise price, as adjusted to reflect any changes in the Company’s capitalization between the Amendment Date and the date on which a Change in Control occurs, remains in excess of the Company’s closing stock price on the trading day immediately preceding the date on which the Change in Control occurs.

-	On May 12, 2023, Executive received an Executive High Impact Award (“High Impact Award”) of $1,450,000, vesting over thirty-six (36) months, to reflect Executive’s considerable efforts and sacrifices in growing the Company from its infancy and facilitating the Company’s public listing on Nasdaq. Executive has received RSUs with an aggregate vesting date value of $161,111, representing the High Impact Award that vested between June 30, 2023 through September 30, 2023. As with the RSUs described above, the Board and Executive previously agreed to amend the vesting dates for all the RSUs as the delivery of the RSUs would jeopardize the Company’s ability to continue as a going concern. The Company and Executive hereby desire to set the number of the RSUs due under the High Impact Award through the September 30, 2024 vesting date. The number of RSUs shall be calculated by dividing $483,333.36 (the value of the High Impact Award that would have vested on and between October 1, 2023 and September 30, 2024) by the closing share price on the Calculation Date, resulting in an award of 1,421,986 RSUs. The Executive shall not be entitled to any additional RSUs under the High Impact Award for the vesting periods after September 30, 2024. Following the execution of the Merger Agreement, the Company will deliver the RSUs to the Participant in installments in such amounts as the Company determines may be delivered to the Executive without jeopardizing the Company’s ability to continue as a going concern. Such RSUs shall be delivered until the Cut-Off Date. Any RSUs that have not been delivered to the Participant as of the Cut-Off Date shall be forfeited for no consideration.

Notwithstanding anything to the contrary in this Exhibit C, in no event shall any RSUs (whether pursuant to a Base Equity award, an STIP Bonus, a High Impact Award or otherwise) be settled pursuant to this Exhibit C unless the Company has provided to counsel to Verde Bioresins, Inc. (“Counsel”), on the business day immediately preceding the date of proposed settlement, an updated analysis under Section 280G of the Code in substantially the form provided to Counsel immediately prior to the date of the Merger Agreement, which reflects the approximate effect of the settlement of the RSUs to be settled on such date, and which revised analysis Counsel has confirmed is acceptable (which confirmation shall not be unreasonably withheld, conditioned or delayed).  For the avoidance of doubt, any updated analysis under Section 280G of the Code provided to Counsel shall treat settled RSUs as compensatory payments that are contingent on a change of control in the ownership or effective control of the Company within the meaning of Section 280G of the Code, shall assume that the Financing Bonus shall be paid in full, and shall not reduce the value of any compensatory payments payable to the Executive by a valuation of services rendered or to be rendered by the Executive. It is understood and agreed that no RSUs shall be settled to the extent such settlement would cause the Executive to be subject to the excise taxes imposed by Section 4999 based on the analysis described in this paragraph; provided, however, that at the Company and Executive’s request, Verde Bio resins, Inc. may consider permitting such RSUs to be settled upon receipt of satisfactory evidence, which shall be determined in Counsel’s sole discretion, that the Executive has remitted to an escrow account established by the Company for this purpose, the amount(s) necessary to cover the Company’s tax withholding obligations under Section 4999 upon the closing of the Transaction.

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The amendment to this Exhibit C supersedes and replaces any award agreement between the Company and Executive to the extent the terms of such award agreement are inconsistent with this Exhibit C.

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